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                                                                    Exhibit 15.1



December 20, 2002




Bottling Group, LLC
One Pepsi Way
Somers, NY 10589

Re: Registration Statement on Form S-4 filed today with the Securities and Exchange Commission


With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated April 15, 2002, July 9, 2002 and October 1, 2002 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act) such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




/s/ KPMG LLP

New York, New York